Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Annual Report on Form 10-K of Astika Holdings, Inc. for the year ended December 31, 2012 of our audit report dated March 27, 2012 related to the consolidated financial statements of Astika Holdings, Inc. and Subsidiary for the period from January 13, 2011 (inception) through December 31, 2011 which appears in the Registration Statement on Form S-1 of Astika Holdings, Inc. (File No. 333-182113).  In addition, we consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Lake & Associates, CPA’s LLC Lake & Associates, CPA’s LLC Schaumburg, Illinois March 26, 2013